Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form F-4 of Vast Renewables Limited (formerly known as Vast Solar Pty Ltd) of our report dated March 22, 2023, relating to the financial statements of Nabors Energy Transition Corp. appearing in the Prospectus, which is part of this Registration Statement. Our report contains an explanatory paragraph regarding Nabors Energy Transition Corp.’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, TX

November 20, 2023